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                                                                   Exhibit 23

     (Pender Newkirk & Company -- Certified Public Accountants Letterhead)








              Consent of Independent Certified Public Accountant



We have previously issued our report, accompanying the financial statements, incorporated herein by reference of the Registrant and its previously filed Form SB-2 Registration Statement. Our report covered the financial position of Aqua Clara Bottling & Distribution, Inc. and Subsidiary as of April 4, 1998 and the results of its operations and its cash flows for the years ended April 4, 1998 and March 31, 1997 in conformity with generally accepted accounting principals. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission by the Registrant.



/s/ Pender Newkirk & Company
-------------------------------------
Certified Public Accountants
Tampa, Florida
April 26, 1999